UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

THE RADOFF FAMILY FOUNDATION Bradley l. radoff SUDBURY CAPITAL FUND, LP SUDBURY CAPITAL GP, LP SUDBURY HOLDINGS, LLC SUDBURY CAPITAL MANAGEMENT, LLC dayton judd michael lohner
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Sudbury Capital Fund, LP and the other participants named herein (collectively, the “Radoff-Sudbury Group”), have filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of the Radoff-Sudbury Group’s highly-qualified director nominees at the fiscal year 2024 annual meeting of stockholders of LifeVantage Corporation, a Delaware corporation (the “Company”).

On October 25, 2023, the Radoff-Sudbury Group issued the following press release:

The Radoff-Sudbury Group Exposes LifeVantage Corporation’s Latest Attempts to Mislead Stockholders Ahead of Annual Meeting

Uncovers LifeVantage’s Troubling Pay-for-Play Tactics that Reflect Poorly on the Mauro-Led Board’s Credibility and Judgment

Believes Recent Letter Represents a Paid Advertisement and Fake Endorsement Placed by LifeVantage to Trick Stockholders into Believing a Critical Mass of Consultants Support Long-Tenured Chairman Garry Mauro and Other Targeted Directors

Urges Stockholders to Vote for Aligned and Ethical Nominees – Dayton Judd, Michael Lohner and Bradley L. Radoff – on the BLUE Proxy Card

NEW YORK--(BUSINESS WIRE)--Bradley L. Radoff and Sudbury Capital Fund, LP (together with their affiliates, the “Radoff-Sudbury Group,” “we” or our “Group”), who collectively own approximately 12.8% of the outstanding stock of LifeVantage Corporation (Nasdaq: LFVN) (“LifeVantage” or the “Company”), today issued the below statement in response to apparent pay-for-play tactics being employed by LifeVantage’s Board of Directors (the “Board”) to mislead the Company’s stockholders and other key stakeholders, including a recent letter from a paid consultant of LifeVantage.

As a reminder, Dayton Judd, Michael Lohner and Bradley L. Radoff have been nominated by the Radoff-Sudbury Group for election to the Board at the upcoming Annual Meeting of Stockholders (the “Annual Meeting”) currently scheduled for November 6, 2023.

The Radoff-Sudbury Group commented:

“It appears that certain LifeVantage directors are so desperate to hold onto their positions that they have resorted to seemingly deceitful and unethical measures to try to win stockholders’ support. To the best of our knowledge and belief, the recently issued letter purportedly signed by LifeVantage consultants ‘expressing confidence in the existing leadership and direction of the Company’ was orchestrated by a highly paid consultant of LifeVantage and represents little more than an undisclosed advertisement and bogus endorsement. It has come to our attention that Tyler Daniels is not only a personal friend of long-tenured Chairman Garry Mauro, but also a paid surrogate of LifeVantage. We have learned through trusted sources that Mr. Daniels is also being paid by LifeVantage to promote the new ‘Evolve’ compensation plan to the sales force and is receiving payment for his support over and above his commissions earned as a distributor. With this in mind, we have strong suspicions that Mr. Daniels also may have been compensated to gather signatures from consultants to affix to a supportive open letter that we suspect was written by the Board and/or its ever-expanding group of activism defense advisors. If this is how the Mauro-led Board is dealing with its stakeholders now, we question how it treats investors, employees and customers when less scrutiny exists.

Further, our Group has grown increasingly troubled about certain additional undisclosed conflicts that have come to light in recent days and plans to take our concerns directly to the Board to demand answers. We urge our fellow stockholders and stakeholders to similarly demand a clear and direct explanation from Mr. Mauro regarding Mr. Daniels’ compensatory arrangements with LifeVantage. In our view, these latest stunts clearly demonstrate that change is urgently needed by revealing the Board’s lack of credibility and poor judgment. It should be clear that our aligned and experienced director candidates will help address the Company’s toxic boardroom culture and provide important perspectives that have been absent from the Board during a period in which stockholders have suffered years of significant losses. If elected to the LifeVantage Board, Mr. Judd intends to transition from one of his other public company director roles in a timely manner to demonstrate his commitment to the Company. The only other public company directorship he would retain is as Chairman of FitLife Brands, Inc.”

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VOTE “FOR” THE HIGHLY QUALIFIED RADOFF-SUDBURY NOMINEES ON THE BLUE PROXY CARD AHEAD OF LIFEVANTAGE’S UPCOMING ANNUAL MEETING ON NOVEMBER 6, 2023.

ONLY YOUR LATEST DATED VOTE COUNTS. IF YOU VOTED FOR THE COMPANY’S NOMINEES PREVIOUSLY, A LATER DATED VOTE FOR THE RADOFF-SUDBURY NOMINEES WILL OVERRIDE YOUR PRIOR VOTING INSTRUCTIONS.

IF YOU HAVE ANY QUESTIONS REGARDING HOW TO VOTE, PLEASE CALL SARATOGA PROXY CONSULTING AT (888) 368-0379 OR (212) 257-1311 OR BY EMAIL AT INFO@SARATOGAPROXY.COM.

PLEASE KNOW THAT BOTH YOUR INTERACTION WITH OUR PROXY SOLICITOR AND YOUR VOTING DECISION ARE COMPLETELY CONFIDENTIAL.

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Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

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